As filed with the Securities and Exchange Commission on April 11, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1221 McKinney Street, Suite 700 Houston, Texas 77010 (713) 652-7200	95-4160558
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kerry A. Galvin

Senior Vice President, General Counsel & Secretary

1221 McKinney Street, Suite 700

Houston, Texas 77010

(713) 652-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen A. Massad

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $1.00 per share, of Lyondell Chemical Company(1)	12,584,803	(2)	N/A	$352,374,484	(3)	$41,475	(4)

(1)	Includes the associated right to purchase common stock under Lyondell Chemical Company’s (“Lyondell”) Rights Agreement dated as of December 8, 1995, as amended. No separate consideration is payable for the associated right to purchase common stock. The registration fee for these securities is included in the fee for the common stock.
(2)	Represents the number of shares of Lyondell common stock that may be issued from time to time upon exercise of the conversion privilege of the 4% convertible debentures due November 15, 2023 (the “Millennium debentures”) issued by Millennium Chemicals Inc. (“Millennium”). The Millennium debentures became convertible into shares of Lyondell common stock upon the closing on November 30, 2004 of the transactions contemplated by the Agreement and Plan of Merger dated March 28, 2004 among Lyondell, Millennium and a subsidiary of Millennium (the “Merger Agreement”). For purposes of calculating the number of shares to be offered under this Registration Statement, it was assumed that Lyondell continues to pay dividends at its current rate of $0.225 per quarter and that the stock price used to calculate the current conversion rate of 69.6890 shares per $1,000 principal amount of debentures remains constant, each between the date hereof and November 15, 2010, when Millennium may redeem the Millennium debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of Lyondell common stock includes an indeterminate number of shares of Lyondell common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the market value of Lyondell common stock being registered, as established by the average of the high and low prices of Lyondell common stock as reported on the New York Stock Exchange on April 6, 2005, which was $28.00.
(4)	A registration fee of $155,579 was paid in connection with the Registration Statement (333-114877) on Form S-4 of Lyondell, as filed with the Commission on April 26, 2004, to register 81,887,907 shares of Lyondell common stock. Pursuant to Rule 457(p) of the Securities Act, $36,204 of the registration fee paid under the Registration Statement (333-114877) on Form S-4 will be used to offset against the registration fee due for this registration statement, leaving $5,271 due in connection with this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 11, 2005

Prospectus

Lyondell Chemical Company

12,584,803 Shares

Common Stock, Par Value $1.00 per share

On November 30, 2004, Millennium Chemicals Inc. became our 100 percent owned subsidiary as a result of a stock-for-stock business combination of Millennium and Lyondell. In the Millennium transaction, each share of Millennium common stock was converted into the right to receive 0.95 share of our common stock, par value $1.00 per share.

As of the date of this prospectus, Millennium had outstanding $150,000,000 aggregate principal amount of 4% convertible senior debentures due November 15, 2023. In connection with the Millennium transaction, Millennium’s convertible debentures became convertible into shares of our common stock instead of shares of Millennium common stock, initially at a conversion rate of 69.6890 shares per $1,000 principal amount of debentures. This conversion rate will be adjusted upon the occurrence of specified events as set forth in the indenture that governs the terms of the convertible debentures.

This prospectus relates to the offering by us of up to 12,584,803 shares of our common stock from time to time upon conversion of Millennium’s convertible debentures. These shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 during the period of time that the registration statement of which this prospectus is a part remains effective.

We will not receive any proceeds from the offering of our common stock under this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “LYO.” The last reported sale price of our common stock on the New York Stock Exchange on April 6, 2005 was $28.00 per share. Millennium’s convertible debentures are listed on the New York Stock Exchange under the symbol “MCH 23.”

This investment involves risks. Consider carefully the Risk Factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. From time to time, we may update this prospectus with a prospectus supplement or amend the registration statement of which this prospectus is a part. The prospectus supplement or amendment may add to, update or change the information this prospectus contains. Please carefully read this prospectus and any prospectus supplement or amendment, in addition to the information contained in the documents we refer to under “Where You Can Find More Information.”

In this prospectus, we refer to:

•	Lyondell Chemical Company and its consolidated subsidiaries as “Lyondell,” “the Company,” “we” or “us,” and refer to Lyondell Chemical Company without its consolidated subsidiaries as “LCC,” unless we specifically state otherwise or the context indicates otherwise;

•	the transactions contemplated by the Agreement and Plan of Merger dated as of March 28, 2004 among Lyondell, Millennium and a 100 percent owned subsidiary of Millennium as the “Millennium transaction;” and

•	Millennium’s 4% convertible debentures due November 15, 2023 as the “convertible debentures.”

MARKET, RANKING AND INDUSTRY DATA

The data included or incorporated by reference in this prospectus regarding the chemical industry, product capacity and ranking, including our capacity positions and the capacity positions of our competitors for certain products, is based on independent industry publications, reports from government agencies or other published industry sources and our estimates. These estimates are based on information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and managements’ knowledge and experience. These estimates involve risks and uncertainties and are subject to change based on various factors, including those described under the heading “Disclosure Regarding Forward Looking Statements.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read the entire prospectus, including “Risk Factors” and the information incorporated by reference into this prospectus, before making an investment decision.

The Millennium Transaction

On March 28, 2004, we entered into an Agreement and Plan of Merger with Millennium and a 100 percent owned subsidiary of Millennium providing for a stock-for-stock business combination between Lyondell and Millennium. To implement the Millennium transaction, which closed effective as of 11:59 p.m. Eastern Standard time on November 30, 2004, the Millennium subsidiary merged with and into Millennium, with Millennium as the surviving entity. As consideration for the Millennium transaction, each share of Millennium common stock was converted into the right to receive 0.95 share of our common stock, par value $1.00 per share, and the share of Millennium preferred stock issued to us immediately before the transaction was converted into the common stock of Millennium. As a result, Millennium became our 100 percent owned subsidiary.

Lyondell Chemical Company

We are a global chemical company that manufactures and markets a variety of basic chemicals and gasoline blending components.

We operate in four reportable segments: ethylene, co-products and derivatives; propylene oxide (“PO”) and related products; inorganic chemicals; and refining.

•	Our ethylene, co-products and derivatives segment produces ethylene, its co-products and derivatives. Ethylene co-products include propylene, butadiene, benzene and toluene. Derivatives include polyethylene, ethylene oxide (“EO”), ethylene glycol, EO derivatives, and ethanol, vinyl acetate monomer (“VAM”) and polypropylene. This segment also produces methyl tertiary butyl ether (“MTBE”), alkylate, acetic acid and methanol.

•	Our PO and related products segment produces PO and its co-products, PO derivatives and toluene diisocyanate. PO’s co-products include styrene monomer and tertiary butyl alcohol (“TBA”). The principal derivative of TBA is MTBE. PO derivatives include propylene glycol, propylene glycol ethers and butanediol.

•	Our inorganic chemicals segment primarily produces titanium dioxide (“TiO2”). The segment also produces titanium tetrachloride, titanyl sulfate, ultra-fine TiO2, silica gel and cadmium-based pigments.

•	Our refining segment produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants.

Our ethylene, co-products and derivatives businesses (other than VAM, acetic acid and methanol, which are collectively referred to as “acetyls”) are conducted through Equistar Chemicals, LP, an indirect wholly owned subsidiary of ours (“Equistar”). Our inorganic chemicals businesses and the acetyls portion of our ethylene, co-products and derivatives businesses are conducted through Millennium, a wholly owned subsidiary of ours. Millennium also produces fragrance and flavors chemicals, which is not a reportable segment. As described above, we acquired Millennium in a stock-for-stock business combination on November 30, 2004, thereby also indirectly acquiring the remaining 29.5% interest in Equistar held by Millennium.

Our refining business is conducted through LYONDELL-CITGO Refining LP (“LCR”). Lyondell owns 58.75% of LCR, with CITGO Petroleum Corporation owning the remaining 41.25% of LCR.

We are a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

The Offering

Issuer	Lyondell Chemical Company

Common stock offered by Lyondell	Up to 12,584,803 shares of common stock from time to time upon conversion of the convertible debentures.

Common stock outstanding as of March 31, 2005	246,051,334 shares, which does not include any of the shares being offered hereby.

Use of proceeds	We will not receive any proceeds from the offering of our common stock under this prospectus.

New York Stock Exchange symbol	LYO

Risk Factors

You should carefully consider all of the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors.”

RISK FACTORS

There are many risks that may affect your investment in our securities. If these risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. You should carefully consider the risks and the information we have included or incorporated by reference in this prospectus before reaching a decision regarding an investment in our securities. See “Where You Can Find More Information.” In particular, you should consider the risk factors included below and the information included under the heading “Risk and Other Factors that May Affect Lyondell, Its Subsidiaries and Its Joint Ventures” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2004. This information will be updated by our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This prospectus and the documents we incorporate by reference also contain forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described in this prospectus and in the documents we incorporate by reference.

Risks Relating to Our Debt

Our consolidated balance sheet is highly leveraged and we have risks resulting from significant amounts of debt.

Our consolidated balance sheet is highly leveraged. While LCC, Millennium and Equistar are each separately responsible for their respective debt obligations (except that $300 million of Equistar debt is guaranteed by LCC), our total consolidated debt was approximately $7.9 billion at December 31, 2004. This debt represented approximately 73% of our total capitalization. This debt amount does not include approximately $483 million of debt of our 58.75%-owned joint venture, LCR, as of December 31, 2004. In addition, we have contractual commitments and pension and post-retirement benefit obligations described in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004 that will require cash contributions in 2005 and beyond.

Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:

•	we may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations; and

•	we could be competitively weaker in the event of poor business conditions that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

Please see the “Liquidity and Capital Resources” section in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2004 for discussion regarding our ability to pay or refinance our debt.

LCC, Millennium and their joint ventures each require a significant amount of cash to service their indebtedness, and the ability of each of them to generate cash depends on many factors beyond their control.

Due to debt covenant limitations on transferring cash between the entities discussed under “Risks and Other Factors that May Affect Lyondell, Its Subsidiaries and Its Joint Ventures” in Part I of our Annual Report on Form

10-K, the ability of each of LCC, Millennium and their joint ventures to make payments on and to refinance its respective indebtedness depends on its individual ability to generate cash. Each of LCC, Millennium and their joint ventures is separately responsible for its respective outstanding debt (except that $300 million of Equistar debt is guaranteed by LCC). The businesses of each of LCC, Millennium and their joint ventures may not generate sufficient cash flow from operations to meet their respective debt service obligations, future borrowings may not be available under current or future credit facilities of each entity in an amount sufficient to enable each of them to pay their respective indebtedness at or before maturity, and each entity may not be able to refinance its respective indebtedness on reasonable terms, if at all.

Factors beyond the control of Lyondell, Millennium and their joint ventures affect the ability of each of them to make these payments and refinancings. These factors include those discussed elsewhere in or incorporated by reference in these risk factors and those listed in the “Disclosure Regarding Forward Looking Statements” section of this prospectus.

Further, the ability of Lyondell, Millennium and their joint ventures to fund working capital and capital expenditures depends on the ability of each entity to generate cash. If, in the future, sufficient cash is not generated from their respective operations to meet their respective debt service obligations, Lyondell, Millennium and their joint ventures each may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, these entities may need to refinance debt, obtain additional financing or sell assets, which they may not be able to do on reasonable terms, if at all.

Debt and other agreements restrict the ability of Lyondell, Millennium and Equistar to take certain actions and require Lyondell and Millennium to maintain certain financial ratios, and failure to comply with these requirements could result in acceleration of debt.

LCC’s Debt and Accounts Receivable Facility. LCC’s credit facility, the indentures pertaining to LCC’s Senior Secured Notes and Senior Subordinated Notes and LCC’s accounts receivable sales facility contain covenants that, subject to exceptions, restrict, among other things, sale and leaseback transactions, lien incurrence, debt incurrence, dividends, investments, non-regulatory capital expenditures, certain other payments, sales of assets and mergers. In addition, the credit facility requires LCC to maintain specified financial ratios, as defined in the credit facility. Specifically, LCC is not permitted: (1) to allow the Interest Coverage Ratio, as defined, for the period of four consecutive fiscal quarters ending on or most recently prior to each of the indicated dates below, to be less than the indicated ratio or (2) to allow the Senior Secured Debt-to-Adjusted EBITDA Ratio, as defined, for the period of four consecutive fiscal quarters ending on or prior to the indicated dates below to be greater than the indicated ratio:

	Interest Coverage Ratio	Senior Secured Debt to Adjusted EBITDA Ratio
December 31, 2004	1.75	4.75
March 31, 2005	1.75	4.50
June 30, 2005	2.00	4.50
September 30, 2005	2.00	4.00
December 31, 2005	2.00	3.75
March 31, 2006	2.25	3.25
June 30, 2006	2.50	2.75
September 30, 2006 and thereafter	3.00	2.50

LCC’s ability to comply with these financial ratio requirements will be dependent upon continuing improvement in results of operations.

Millennium’s Debt. The Millennium credit facility contains various restrictive covenants and requires Millennium to maintain specified financial ratios. Under the terms of its credit facility, Millennium is not permitted: (1) to allow the Senior Secured Leverage Ratio, as defined, for the period of four consecutive fiscal quarters ending on the indicated dates below, to be more than the indicated ratio, or (2) to allow the Interest Coverage Ratio, as defined, for the period of four consecutive fiscal quarters ending on the indicated dates below, to be less than the indicated ratio:

	Senior Secured Leverage Ratio	Interest Coverage Ratio
December 31, 2004	1.25	1.50
March 31, 2005 and thereafter	1.00	1.75

The covenants in Millennium’s credit facility, the indenture under which Millennium’s 7.00% and 7.625% Senior Debentures were issued and the indenture under which Millennium’s 9.25% Senior Notes were issued limit, among other things, the ability of Millennium and/or certain subsidiaries of Millennium to incur debt, create liens, engage in sale/leaseback transactions, declare or pay dividends on, or purchase, Millennium’s stock, make restricted payments, engage in transactions with affiliates, engage in mergers or acquisitions, engage in domestic accounts receivable securitization transactions, enter into restrictive agreements, transfer substantially all of their respective assets, issue redeemable stock and preferred stock, sell or otherwise dispose of assets, including capital stock of subsidiaries and enter into arrangements that restrict dividends from subsidiaries. Pursuant to these provisions, Millennium currently is prohibited from making restricted payments, including paying dividends.

Equistar’s Debt and Accounts Receivable Facility. Equistar has an inventory-based revolving credit facility under which it may borrow from time to time in the future and an accounts receivable sales facility under which it sells interests in accounts receivable for cash from time to time. Both of these facilities and the indentures governing Equistar’s Senior Notes contain covenants that, subject to certain exceptions, restrict lien incurrence, debt incurrence, sales of assets, investments, capital expenditures, certain other payments, and mergers.

Effects of a Breach. A breach by an entity of any of the covenants or other requirements in the entity’s debt instruments could permit that entity’s noteholders or lenders to declare the outstanding debt under the breached debt instrument due and payable. A breach under an entity’s credit facility could also permit that entity’s lenders under that credit facility to terminate future lending commitments. A failure by an entity to comply with the obligations contained in its debt instruments could result in an event of default thereunder, which, under specified circumstances, could permit acceleration of that entity’s other debt instruments that contain cross-default or cross-acceleration provisions. Furthermore, under specified circumstances, a default under Equistar’s or Millennium’s debt instruments would constitute a cross-default under LCC’s credit facility, which, under specified circumstances, would then constitute a default under LCC’s indentures. It is not likely that LCC, Millennium or Equistar, as the case may be, would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, the breaching entity’s lenders could proceed against any assets that secure their debt. Similarly, the breach by Lyondell or Equistar of covenants in their respective accounts receivable sales facilities would permit the counterparties under the facility to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing the entity’s liquidity.

Risks Relating to Our Equity Securities

If our stock price fluctuates, you could lose a significant part of your investment.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described under “Risks and Other Factors that May Affect Lyondell, Its Subsidiaries and Its Joint Ventures” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2004.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated to and disproportionate to our operating performance. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Shares eligible for future sale may cause the market price of our common stock to drop significantly, even if our business is doing well.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Also, in the future, we may issue our securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding common stock.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contain both historical and forward looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include information concerning possible or assumed future results of operations that we expect, project, believe, or anticipate will or may occur in the future.

The following factors could affect our future results of operations and could cause those results to differ materially from those expressed in the forward looking statements included in this document or incorporated by reference herein:

•	the availability, cost and price volatility of raw materials and utilities;

•	uncertainties associated with the U.S. and worldwide economies, including those due to political tensions in the Middle East and elsewhere;

•	current and potential governmental regulatory actions in the U.S. and in other countries;

•	terrorist acts and international political unrest;

•	operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	legal, tax and environmental proceedings;

•	the cyclical nature of the chemical and refining industries;

•	competitive products and pricing pressures;

•	the supply/demand balances for Lyondell’s, its subsidiaries’ and its joint ventures’ products, and the related effects of industry production capacities and operating rates;

•	risks of doing business outside the U.S., including foreign currency fluctuations;

•	access to capital markets;

•	technological developments; and

•	our ability to implement our business strategies.

Many of these factors are beyond our or our subsidiaries’ or joint ventures’ ability to control or predict. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward looking statements. These forward looking statements are not guarantees of our or our subsidiaries’ or joint ventures’ future performance, and actual results and future developments may vary materially from those projected in the forward looking statements. Management cautions against putting undue reliance on forward looking statements or projecting any future results based on such statements or present or prior earnings levels.

You should not place undue reliance on forward looking statements contained in this prospectus or in any document incorporated by reference into this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus or incorporated by reference herein.

All subsequent written and oral forward looking statements concerning any matters addressed in this prospectus and attributable to us or our subsidiaries or joint ventures or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section or elsewhere in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to such forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

In addition, this prospectus, including the documents incorporated by reference in this prospectus, contains summaries of contracts and other documents. These summaries may not contain all of the information that is important to an investor, and reference is made to the actual contract or document for a more complete understanding of the contract or document involved.

USE OF PROCEEDS

We will not receive any proceeds from the offering of shares of our common stock under this prospectus to the holders of Millennium’s convertible debentures because the shares will be issued upon conversion of the debentures.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 580,000,000 shares divided into two classes as follows:

•	500,000,000 shares of common stock issued in two series, with the first series consisting of 420,000,000 shares, par value $1.00 per share, and the second series consisting of 80,000,000 shares of Series B common stock, par value $1.00 per share; and

•	80,000,000 shares of preferred stock, par value $0.01 per share.

Each share of common stock is issued with a dividend of one right under our Rights Agreement dated December 8, 1995, as amended. The descriptions of each of the common stock and the rights are incorporated by reference into this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of these additional descriptions.

At March 31, 2005, there were 246,051,334 shares of our common stock outstanding. There were no shares of our Series B common stock or our preferred stock outstanding as of March 31, 2005.

LYONDELL CHEMICAL COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

On November 30, 2004, Lyondell completed the acquisition of Millennium (the “Acquisition”), in a stock-for-stock business combination. In the Acquisition, Lyondell issued 63.1 million shares of Lyondell common stock to Millennium’s shareholders, and Millennium became a wholly owned subsidiary of Lyondell. Millennium owns a 29.5% interest in Equistar, which, upon completion of the Acquisition, also became a wholly owned subsidiary of Lyondell. The acquisition of Equistar through Lyondell’s contribution of assets for its original 41% ownership interest, acquisition of a 29.5% interest from Occidental on August 22, 2002, and acquisition of the remaining 29.5% interest through Lyondell’s acquisition of Millennium, was accounted for as a step acquisition. The results of operations of Millennium and Equistar are included in the consolidated financial results of Lyondell prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s interest in Equistar was accounted for using the equity method of accounting.

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2004 and explanatory notes present how the combined statement of income of Lyondell, Millennium and Equistar may have appeared had the businesses been combined to reflect Lyondell’s acquisition of Millennium as if it had been completed as of January 1, 2004. As a result of the transaction, Lyondell controls Equistar, a joint venture with Millennium previously accounted for by Lyondell and by Millennium using the equity method of accounting.

These statements do not necessarily reflect the results of operations or financial position of Lyondell that would have resulted had the transaction actually been consummated as of such date, and are not necessarily indicative of the future results of operations or the future financial position of Lyondell. These statements do not reflect the effects of any transition or restructuring costs which may be incurred in connection with integrating Millennium’s operations, or of any savings that may be obtained through combining operations of the companies. Additionally, Lyondell retired $200 million principal amount of its 9.875 percent senior secured notes, Series B, in the three months ended March 31, 2005 at 104.938 percent of par and has called an additional $300 million of the same series for redemption in May 2005 at 102.469 percent of par. The pro forma financial statements do not reflect the effects of this debt repayment activity. Lyondell intends to continue its debt reduction plan as industry conditions and operating performance continue to improve.

The pro forma condensed combined statement of income is based on information available at the time these statements were prepared and certain estimates and assumptions. The following is a summary of the significant estimates and assumptions used in preparing the pro forma condensed combined statement of income:

•	The aggregate purchase price was $1,469 million, including the 63.1 million shares of Lyondell common stock valued at $1,438 million, payment of transaction costs of $20 million and the fair value of employee stock options of approximately $11 million. The value of the 63.1 million shares of Lyondell common stock issued was determined based on a Lyondell common stock share share price of $22.78, which was computed using the average closing price of Lyondell common stock for the period commencing two trading days prior to and ending two trading days after October 5, 2004, the date on which the exchange ratio became fixed without subsequent revision.

•	Approximately $89 million of the purchase price has been preliminarily allocated to identifiable intangible assets. These intangible assets consist of technology, various contracts, emissions credits, patents and other intangibles. The total weighted average life of the acquired identifiable intangible assets that are subject to amortization is 15 years.

•	Lyondell’s results of operations for the year ended December 31, 2004, include a charge of $64 million for the value of in-process research and development acquired in the acquisition. The activities represented by these projects will be continued by Lyondell, and the values assigned represent intangibles with no alternative future use. A pro forma adjustment is included herein to eliminate this nonrecurring charge from the pro forma income statement.

•	Millennium’s results of operations for the year ended December 31, 2004, include approximately $71 million of transaction costs incurred directly in connection with the Acquisition. A pro forma adjustment is included herein to eliminate this nonrecurring charge from the pro forma income statement.

•	The preliminary allocation of the purchase price resulted in the recognition of approximately $997 million and $99 million of goodwill related to Millennium and Equistar, respectively. The preliminary allocation of purchase price is based on estimates to adjust assets and liabilities of Millennium, and a portion of the assets and liabilities of Equistar, to their respective fair values. These estimates are preliminary due to continuing analyses relating to the determination of the fair values of the assets acquired and liabilities assumed in the acquisition. These estimates may vary from the estimates in the final accounting for the acquisition. Management does not expect the finalization of the accounting for the acquisition to have a material effect on these estimates.

The unaudited pro forma condensed combined statement of income has been derived from and should be read together with the consolidated financial statements and notes of Lyondell and Equistar as set forth in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2004, and the consolidated financial statements and notes of Millennium as set forth in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2004.

LYONDELL CHEMICAL COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004

Millions of dollars, except share and per share data	Lyondell Historical	Millennium Historical	Equistar Historical	Adjustments		Pro Forma
Sales and other operating revenues	$5,968	$1,888	$9,316	$(963 (1,039	)(a) )(b)	$15,170

Operating costs and expenses	5,863	1,881	8,814	(924 (1,039 (64 (71 (9 27 42 4 1 (1 (17 (4	)(a) )(b) )(c) )(d) )(e) (f) (g) (h) (i) )(j) )(k) )(l)	14,503

Operating income	105	7	502	53		667

Interest expense	(463)	(106)	(227)	25 3 4 31 8	(a) (m) (n) (o) (p)	(725)
Interest income	14	12	7	(2	)(a)	31
Other income (expense), net	(30)	8	(6)			(28)

Income (loss) before income taxes and equity investments	(374)	(79)	276	122		(55)

Income from equity investments:
Equistar Chemicals, LP	141	81	—	(222	)(q)	—
LYONDELL-CITGO Refining LP and other	310	—	—			310

	451	81	—	(222)		310

Income before income taxes	77	2	276	(100)		255
Provision for (benefit from) income taxes	23	33	—	(12 20	)(a) (r)	64

Net income	$54	$(31)	$276	$(108)		$191

Basic income per share	$0.29					$0.79

Diluted income per share	$0.29					$0.78

Basic weighted average shares outstanding (in thousands)	183,246					241,112 (s)

Diluted weighted average shares outstanding (in thousands)	185,974					243,840 (s)

See notes to Unaudited Pro Forma Condensed Combined Statement of Income.

LYONDELL CHEMICAL COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma financial information relating to Lyondell’s acquisition of Millennium is presented for the year ended December 31, 2004. Certain reclassifications have been reflected on Millennium’s financial statements to conform the presentation to the format used by Lyondell.

Lyondell’s accounting for the purchase of Millennium will give effect to conforming Millennium’s accounting policies to Lyondell’s. The pro forma statement of income gives effect to the most significant difference in accounting policies, determining the cost of inventories under the last-in, first-out (LIFO) rather than the first-in, first-out (FIFO) method of inventory accounting. No adjustments have been included to conform Millennium’s accounting for stock-based compensation to SFAS No. 123, Accounting for Stock-Based Compensation, as applied by Lyondell, as such amounts would not be material for the twelve months ended December 31, 2004.

Note 2—Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

(a)	To eliminate amounts for Millennium and Equistar for the period from December 1, 2004 through December 31, 2004 that had been included in Lyondell’s consolidated statement of income for the year ended December 31, 2004.

(b)	To eliminate sales among Equistar, Lyondell and Millennium and the related cost of sales. The change during the year ended December 31, 2004 in related profit in inventory was not material.

(c)	To eliminate the charge for the value of Millennium and 59% of Equistar acquired in-process research and development included in Lyondell’s historical statement of income.

(d)	To eliminate transaction costs included in Millennium’s statement of income.

(e)	To adjust Millennium cost of sales to reflect Lyondell’s accounting for inventory costs using the LIFO method rather than the FIFO method.

(f)	To adjust the depreciation related to the preliminary estimate of fair value of Millennium property, plant and equipment over the estimated average remaining useful life of 8 years.

(g)	To reflect the step acquisition adjustment for depreciation related to the preliminary estimate of fair value of 59% of Equistar property, plant and equipment over an estimated average remaining useful life of 14 years.

(h)	To adjust the amortization related to the preliminary estimate of Millennium acquired intangible assets other than goodwill over the estimated useful life of 15 years.

(i)	To reflect the step acquisition adjustment for amortization related to the preliminary estimate of fair value of 59% of Equistar acquired intangible assets other than goodwill over the estimated useful life of 13 years.

(j)	To adjust the amortization related to the preliminary estimate of fair value of 59% of an Equistar performance obligation to reflect the step acquisition.

(k)	To eliminate the amortization related to the amounts for which recognition had been deferred for Millennium pension and other postretirement benefit obligations.

(l)	To eliminate the amortization related to the amounts for which recognition had been deferred for 59% of Equistar pension and other postretirement benefit obligations to reflect the step acquisition.

(m)	To eliminate the amortization related to Millennium’s debt issuance costs.

LYONDELL CHEMICAL COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Continued)

(n)	To eliminate the amortization related to 59% of Equistar debt issuance costs to reflect the step acquisition.

(o)	To adjust interest expense to amortize the adjustment of Millennium long-term debt to fair value over the weighted average remaining term of the related debt of 8 years.

(p)	To reflect the step acquisition adjustment for interest expense to amortize the adjustment of 59% of Equistar long-term debt over the weighted average remaining term of the related debt of 6 years.

(q)	To eliminate Lyondell and Millennium historical interests in Equistar net income.

(r)	To record the income tax effect, using the 35% U.S. federal statutory rate, related to the net pro forma adjustments.

(s)	Lyondell’s pro forma basic and diluted weighted average shares outstanding were calculated as follows (amounts in thousands):

For the Twelve Months Ended December 31, 2004
Basic weighted average shares outstanding – as reported	183,246
Less: Weighted average shares issued in connection with the Acquisition for the period from December 1, 2004 through December 31, 2004	(5,260)
Issuance of Lyondell common shares as a result of the Acquisition	63,126

Pro forma basic weighted average shares outstanding	241,112

Diluted weighted average shares outstanding – as reported	185,974
Less: Weighted average shares issued in connection with the Acquisition for the period from December 1, 2004 through December 31, 2004	(5,260)
Issuance of Lyondell common shares as a result of the Acquisition	63,126

Pro forma diluted weighted average shares outstanding	243,840

PLAN OF DISTRIBUTION

Millennium issued the convertible debentures under an indenture, dated as of November 25, 2003, between Millennium, Millennium America and The Bank of New York, as trustee, which, as supplemented or amended, we refer to in this prospectus as the indenture. You may request a copy of the indenture from the trustee. Under the terms of the indenture, the holder of a convertible debenture has the right to request conversion of that debenture during any calendar quarter before maturity of the convertible debentures, assuming the conditions for conversion set forth in the indenture for that quarter have been satisfied at the time of conversion.

As described elsewhere in this prospectus, on November 30, 2004, Millennium became our 100 percent owned subsidiary as a result of the Millennium transaction. In connection with the Millennium transaction, each $1,000 principal amount of Millennium’s convertible debentures became convertible into shares of our common stock instead of shares of Millennium common stock, with appropriate adjustments to the conversion ratio to reflect the consideration for the Millennium transaction. In addition, on November 30, 2004, we executed a supplemental indenture agreeing that the number of shares of our common stock received upon conversion will be subject to adjustment pursuant to certain terms of Millennium’s convertible debentures indenture.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “LYO.” The convertible debentures are listed for trading on the New York Stock Exchange under the symbol “MCH 23.”

At the closing of the Millennium transaction, Millennium’s convertible debentures were convertible into our common stock at a conversion rate of 69.6890 shares per $1,000 principal amount of debentures. This conversion rate is subject to adjustment under the circumstances specified in the indenture.

Under the terms of the indenture, our common stock may be issued to a holder of Millennium’s convertible debentures from time to time upon the holder’s exercise of its conversion rights in accordance with the terms of the indenture.

LEGAL OPINION

Baker Botts L.L.P., Houston, Texas, has passed upon certain legal matters in connection with the shares of our common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Lyondell Chemical Company and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Equistar Chemicals, LP and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LYONDELL-CITGO Refining LP incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Millennium Chemicals Inc. incorporated in this prospectus by references to (1) the Millennium Chemicals Inc. Annual Report on Form 10-K for the year ended December 31, 2004, and (2) the Lyondell Chemical Company Current Report on Form 8-K/A filed February 14, 2005, have been so incorporated in reliance on the reports (which report on the consolidated financial statements incorporated by reference in the Lyondell Chemical Company Current Report on Form 8-K/A contains an explanatory paragraph relating to Millennium’s restatements of its prior year financial statements as described in Notes 19 and 20 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Lyondell files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available free of charge from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock to be offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information the registration statement sets forth or includes in its exhibits and schedules, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its web site.

The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below, any filings Lyondell makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement. We also incorporate by reference any filings Lyondell makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement of which this prospectus is a part. The documents we are incorporating by reference are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Current Reports on Form 8-K filed January 18, January 21, February 2, February 3, February 4, February 24 and April 1, 2005 and on Form 8-K/A filed February 14, 2005;

•	The description of our capital stock (including the related rights to purchase our common stock) contained in our current report on Form 8-K filed with the SEC on October 22, 2002, as such may be amended from time to time; and

•	The Item 8 disclosure in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2004.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all the documents incorporated by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning:

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attn: Investor Relations

Phone: (713) 309-4590

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person (including any salesman or broker) to provide information or make any representation about our company or the shares to be issued or sold under this prospectus other than that provided in this prospectus or in the documents that we file publicly with the SEC. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Accordingly, we urge you to review each document we subsequently file with the SEC and incorporate by reference as we describe above for updated information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by Lyondell Chemical Company (the “Company”) in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration statement filing fee.

SEC registration statement filing fee	$41,475
New York Stock Exchange listing fee	45,000
Printing expenses	15,000
Legal fees and expenses	24,000
Accounting fees and expenses	10,000
Miscellaneous expenses	4,525

Total	$140,000

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

Lyondell’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to it or any of its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Any repeal or modification of such provision shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found

Part II: 1

liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Lyondell’s certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

By-laws

Lyondell’s Amended and Restated By-laws (the “Lyondell By-laws”) contain indemnification rights for its directors and officers. Specifically, the Lyondell By-laws provide that Lyondell shall indemnify its officers and directors with respect to all matters to which Section 145 of the Delaware General Corporation Law may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware. Further, Lyondell may maintain insurance to protect itself and any of its directors and officers or directors or officers of another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss. Lyondell may also enter into indemnity agreements with persons who are members of its board of directors, its elected officers and with other persons as the board of directors may designate.

Indemnity Agreements

Lyondell has entered or will enter into indemnity agreements (“Indemnity Agreements”) with each of its present and future directors and officers (individually, the “Indemnitee” and collectively, the “Indemnitees”). Each provides for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent permitted by Delaware law. More specifically, each Indemnity Agreement provides (i) that an Indemnitee is automatically entitled to indemnification for expenses to the extent an Indemnitee (including the Indemnitee’s estate, heirs, executors, and administrators) is successful in defending any indemnifiable claim whether on the merits or otherwise, (ii) that an Indemnitee is entitled to the advancement of expenses during the pendency of a proceeding, (iii) that Lyondell has the burden of proving that an Indemnitee is not entitled to indemnification and negates certain presumptions that may otherwise be drawn against an Indemnitee, (iv) a mechanism through which an Indemnitee may seek court relief in the event the Reviewing Party (as defined in the Indemnity Agreements) determines that the Indemnitee would not be entitled to be indemnified, (v) that an Indemnitee is entitled to indemnification against all expenses (including attorneys’ fees) incurred in seeking to collect an indemnity claim or advancement of expenses from Lyondell and (vi) that after there has been a Change of Control (as defined in the Indemnity Agreements), all of Lyondell’s determinations regarding a right to indemnity, and the right to advancement of expenses, shall be made by independent legal counsel.

In the event of a Potential Change in Control (as defined in the Indemnity Agreements), the Indemnity Agreements require Lyondell, upon written request of the Indemnitee, to create a trust to indemnify the Indemnitee and to fund such trust in an amount sufficient to cover expenses reasonably anticipated. Upon a Change of Control, the trust would become irrevocable and the funds committed to such trust would not be available to Lyondell for use as working capital. All unexpended funds in the trust will revert to Lyondell upon a final court determination that an Indemnitee has been fully indemnified under the terms of the Indemnity Agreement.

Indemnitees’ rights under the Indemnity Agreements are not exclusive of any other rights they may have under Delaware Law, directors’ and officers’ liability insurance, its By-laws or otherwise. However, the Indemnity Agreements do prevent double payment.

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If, in the future, because of changes in Delaware Law or otherwise, Lyondell determines that the Indemnity Agreements do not provide indemnification to the fullest extent of the Delaware law, Lyondell intends to amend such agreements, or enter into new agreements with directors and officers, to provide, in its judgment, for full indemnification.

Lyondell believes that the By-laws and the Indemnity Agreements are largely confirmatory of Delaware law. However, the provisions of the By-laws and the Indemnity Agreements apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. In addition, the contract right explicitly created in the Indemnity Agreements gives the Indemnitee protection against a subsequent, adverse change in the indemnification provisions of its By-laws, such as might occur in the event of a Change of Control (as defined in the Indemnity Agreements). Upon a Change of Control, the establishment of a trust fund pursuant to the Indemnity Agreements might facilitate indemnification payments, but would not broaden the rights to indemnity there under. Furthermore, under the Delaware Law, the advance of litigation expenses is discretionary; under the Indemnity Agreements, such advance is mandatory absent a special determination to the contrary. Litigation expenses incurred by an Indemnitee in a proceeding to seek recovery of amounts due under the Indemnity Agreement are recoverable under the Indemnity Agreement if the Indemnitee is successful in whole or in part. In the absence of the Indemnity Agreement, such expenses might not have been recoverable.

Unlike Delaware law, which authorizes the payment of expenses (including legal fees) in a shareholders’ derivative suit, but not of any other amounts, such as fees or settlements, the Indemnity Agreements do not distinguish between indemnification for claims brought by or in the right of Lyondell Chemical Company and indemnification for claims brought by third parties. Accordingly, Lyondell would be permitted under an Indemnity Agreement to indemnify an Indemnitee within the limits established by law and public policy.

Item 16. Exhibits.*

Exhibit No.		Description of Exhibit
*4.1		Specimen common stock certificate (filed as an exhibit to Lyondell’s Registration Statement on Form S-1 (No. 33-25407) and incorporated herein by reference).

*4.2		Rights Agreement dated as of December 8, 1995 between Lyondell Chemical Company and the Bank of New York, as Rights Agent (filed as an exhibit to Lyondell’s Current Report on Form 8-K dated December 8, 1995 and incorporated herein by reference).

*4.2	(a)	Amendment to Rights Agreement dated August 22, 2002 (filed as an exhibit to Lyondell’s Current Report on Form 8-K dated as of August 22, 2002 and incorporated herein by reference).

*4.2	(b)	Amendment to Rights Agreement dated January 1, 2003 (filed as an exhibit to Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

*4.3		Indenture relating to Millennium Chemicals Inc.’s 4% Convertible Senior Debentures due 2023, dated November 25, 2003 (filed as exhibit 4.1 to Millennium Chemicals Inc.’s Current Report on Form 8-K dated November 25, 2003 and incorporated herein by reference).

*4.3	(a)	First Supplemental Indenture to the Indenture relating to Millennium Chemical Inc.’s 4% Convertible Senior Debentures due 2023, dated as of November 30, 2004 (filed as exhibit 4.27(a) to Lyondell’s Current Report on Form 8-K dated December 1, 2004 and incorporated herein by reference).

*4.4		Form of 4% Convertible Senior Debentures due 2023 (See Exhibit 4.3).

5.1		Opinion of Baker Botts L.L.P. regarding legality of securities being issued.

Part II: 3

Exhibit No.	Description of Exhibit
23.1	Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company.

23.2	Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Millennium Chemicals Inc.

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney for Lyondell Chemical Company.

*	Incorporated by reference from the filing indicated.

Item 17. Undertakings.

(a) Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) Reg. S-K, Item 512(i) Undertaking: The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lyondell Chemical Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 8, 2005.

LYONDELL CHEMICAL COMPANY

By:	/s/ KERRY A. GALVIN
Kerry A. Galvin Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 8, 2005.

Signature	Title

* Dr. William T. Butler	Chairman of the Board

* Dan F. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)

* Carol A. Anderson	Director

* Stephen I. Chazen	Director

* Worley H. Clark	Director

* Travis Engen	Director

* Stephen F. Hinchliffe, Jr.	Director

* Danny W. Huff	Director

* Dr. Ray R. Irani	Director

* David J. Lesar	Director

* David J.P. Meachin	Director

Part II: 6

Signature	Title

* Dudley C. Mecum	Director

* Dr. William R. Spivey	Director

* T. Kevin DeNicola	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Charles L. Hall	Vice President and Controller (Principal Accounting Officer)

*By:	/s/ KERRY A. GALVIN Kerry A. Galvin, as Attorney-in-fact

Part II: 7

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
*4.1		Specimen common stock certificate (filed as an exhibit to Lyondell’s Registration Statement on Form S-1 (No. 33-25407) and incorporated herein by reference).

*4.2		Rights Agreement dated as of December 8, 1995 between Lyondell Chemical Company and the Bank of New York, as Rights Agent (filed as an exhibit to Lyondell’s Current Report on Form 8-K dated December 8, 1995 and incorporated herein by reference).

*4.2	(a)	Amendment to Rights Agreement dated August 22, 2002 (filed as an exhibit to Lyondell’s Current Report on Form 8-K dated as of August 22, 2002 and incorporated herein by reference).

*4.2	(b)	Amendment to Rights Agreement dated January 1, 2003 (filed as an exhibit to Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference).

*4.3		Indenture relating to Millennium Chemicals Inc.’s 4% Convertible Senior Debentures due 2023, dated November 25, 2003 (filed as exhibit 4.1 to Millennium Chemicals Inc.’s Current Report on Form 8-K dated November 25, 2003 and incorporated herein by reference).

*4.3	(a)	First Supplemental Indenture to the Indenture relating to Millennium Chemical Inc.’s 4% Convertible Senior Debentures due 2023, dated as of November 30, 2004 (filed as exhibit 4.27(a) to Lyondell’s Current Report on Form 8-K dated December 1, 2004 and incorporated herein by reference).

*4.4		Form of 4% Convertible Senior Debentures due 2023 (See Exhibit 4.3).

5.1		Opinion of Baker Botts L.L.P. regarding legality of securities being issued.

23.1		Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Lyondell Chemical Company.

23.2		Consent of PricewaterhouseCoopers LLP, the independent registered public accounting firm for Millennium Chemicals Inc.

23.3		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1		Powers of Attorney for Lyondell Chemical Company.

*	Incorporated by reference from the filing indicated.